UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 Or 15(d) of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported)	June 30, 2008
ENERGY CONVERSION DEVICES, INC.
(Exact Name of Registrant as Specified in Charter)
Delaware	1-8403	38-1749884
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2956 Waterview Drive, Rochester Hills, MI		48309
(Address of Principal Executive Offices)		(Zip Code)
Registrant's telephone number, including area code		(248) 293-0440

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 30, 2008, the Compensation Committee of the Board of Directors (the “Committee”) of Energy Conversion Devices, Inc. (the “Company”) approved the award of 9,000 stock options and 2,500 restricted stock units to Mark D. Morelli, the Company’s President and Chief Executive Officer, under the Company’s 2006 Stock Incentive Plan (the “Stock Plan”).

The exercise price for the stock options is $74.63, which was the closing price for the Company’s common stock on June 30, 2008. The stock options expire on June 30, 2018 and vest over four years, with 3,600 options vesting on June 30, 2009 and 1,800 options vesting on each of June 30, 2010, June 30, 2011 and June 30, 2012, provided that Mr. Morelli remains in the Company’s employ as of the vesting date. The restricted stock units settle in shares of Company common stock on a one-for-one basis, and vest on June 30, 2011, again provided that Mr. Morelli remains in the Company’s employ as of the vesting date.

In addition to the foregoing scheduled vesting, the stock options and the restricted stock units also vest upon a qualifying termination (as defined in the Company’s Executive Severance Plan) and, upon a change in control (as defined in the Stock Plan), the awards will, at the discretion of the Compensation Committee, either vest or be cancelled in exchange for cash payment based on the fair market value of the Company’s common stock on the date of the change in control.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENERGY CONVERSION DEVICES, INC.

By:	/s/ Ghazaleh Koefod
Corporate Secretary

Date: July 2, 2008

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